Exhibit 99.1

Contact:	Kimberly Rutherford
(832) 601-6193
Kimberly.Rutherford@usoncology.com

US Oncology’s Chief Operating Officer George Morgan Retires

(Houston, April 26, 2007) US Oncology announced today that its chief operating officer, George Morgan, will retire effective June 30, 2007. Morgan joined US Oncology in 2000.

“I have enjoyed my work with US Oncology and am proud of the great progress and growth we have accomplished. While I will miss working with the many talented and committed people within the company, I am looking forward to this next stage of my life and to spending more time with my family,” said Morgan.

“It has been a privilege to work with George for the past seven years. His tremendous depth of knowledge and his significant contributions to our business has helped US Oncology achieve operating efficiency levels that lead the industry,” said R. Dale Ross, Chairman and CEO of US Oncology. “I wish George and his family the very best. We will miss him.”

Bruce Broussard, the president of US Oncology, will now assume responsibility for operations.

About US Oncology, Inc.

US Oncology, headquartered in Houston, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology also provides a broad range of services to pharmaceutical manufacturers, including product distribution and informational services such as data reporting and analysis.

According to the company’s last quarterly earnings report, US Oncology is affiliated with 1,067 physicians operating in 425 locations, including 91 radiation oncology facilities in 37 states.

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